Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
DATED AS OF NOVEMBER 8, 2008
BY AND AMONG
INDEPENDENT BANK CORP.,
INDEPENDENT ACQUISITION SUBSIDIARY, INC.,
ROCKLAND TRUST COMPANY,
BENJAMIN FRANKLIN BANCORP, INC.,
AND
BENJAMIN FRANKLIN BANK

i

EXHIBITS AND SCHEDULES
Exhibit A     Form of Voting Agreement
Exhibit B     Form of Settlement Agreement
Exhibit C     Form of Settlement Agreement

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of November 8, 2008, by and among Independent Bank Corp., a Massachusetts corporation (“Buyer”), Independent Acquisition Subsidiary, Inc., a Massachusetts corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), Rockland Trust Company, a Massachusetts-chartered trust company and wholly owned subsidiary of Buyer (“Buyer Bank”), Benjamin Franklin Bancorp, Inc., a Massachusetts corporation (“Company”), and Benjamin Franklin Bank, a Massachusetts-chartered savings bank and wholly owned subsidiary of Company (“Company Bank”).
W I T N E S S E T H
     WHEREAS, the Board of Directors of Buyer and the Board of Directors of Company have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement; and
     WHEREAS, in accordance with the terms of this Agreement, Company will merge with and into Merger Sub, with Company the surviving entity (the “Merger”); and
     WHEREAS, as a material inducement to Buyer to enter into this Agreement, each of the directors and certain Executive Officers (as defined herein) of Company has entered into a voting agreement with Buyer dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director and Executive Officer has agreed, among other things, to vote all shares of Company Common Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;
     WHEREAS, as a material inducement to Buyer to enter into this Agreement, certain officers of the Company and Company Bank have entered into settlement agreements with each of Buyer, Buyer Bank, Company and Company Bank dated as of the date hereof (each a “Settlement Agreement”), substantially in the forms attached hereto as Exhibit B and Exhibit C regarding termination of employment as of the Effective Time (as defined herein) and satisfaction of certain payments and other obligations to such officers; and
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.
     NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER
          Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into Company in accordance with the Massachusetts Business Corporation Act and the requirements of the Massachusetts Board of Bank Incorporation. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall survive and continue to exist as a corporation incorporated under the General Laws of Massachusetts (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).
          Section 1.02 Articles of Organization and Bylaws. The Articles of Organization and Bylaws of the Surviving Entity upon consummation of the Merger shall be the Articles of Organization and Bylaws of Merger Sub as in effect immediately prior to consummation of the Merger.
          Section 1.03 Directors and Officers of the Surviving Entity. The directors of the Surviving Entity immediately after the Merger shall be the directors of Merger Sub in office immediately prior to the Effective Time. The executive officers of the Surviving Entity immediately after the Merger shall be the executive officers of Merger Sub immediately prior to the Merger. Each of the directors and executive officers of the Surviving Entity immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Organization and Bylaws of the Surviving Entity.
          Section 1.04 Effective Time; Closing.
          (a) Subject to the terms and conditions of this Agreement, Buyer, Merger Sub and Company will make all such filings as may be required to consummate the Merger by applicable laws and regulations. The Merger shall become effective as set forth in the articles of merger related to the Merger (the “Articles of Merger”) that shall be filed with the Massachusetts Secretary of State on the Closing Date. The “Effective Time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.
          (b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Hogan & Hartson LLP, 555 Thirteenth Street, NW, Washington, D.C. 20004, or such other place or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Buyer and Company the certificates and other documents required to be delivered under Article VI hereof.
          Section 1.05 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that the Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
ARTICLE II
MERGER CONSIDERATION; EXCHANGE PROCEDURES

          Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Company or any shareholder of Company:
          (a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
          (b) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and automatically converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Entity. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of common stock, $0.01 par value per share, of the Surviving Entity.
          (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 0.59 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Merger Consideration”).
          Section 2.02 Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with this Article II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.
          Section 2.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the last sale prices of Buyer Common Stock, as reported on The Nasdaq Global Select Market (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the twenty-five (25) Nasdaq trading days ending on the fifth trading day immediately preceding the Closing Date, rounded to the nearest whole cent (the “Average Closing Price”).
          Section 2.04 Exchange Procedures.

          (a) On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”).
          (b) As promptly as practicable, but in any event no later than five (5) Business Days following the Effective Time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.01, 2.03 and 2.04 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (ii) a check representing the amount of cash payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash to be issued in lieu of fractional shares and any unpaid dividends and distributions payable to holders of Certificates. For shares of Company Common stock held in book entry form, Buyer shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to Company.
          (c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.04. After the surrender of a Certificate in accordance with this Section 2.04, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate. None of Buyer, Company or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.04, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be required in each case by Buyer (but not more than the amount required under Buyer’s contract with its transfer agent). If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
          (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with Section 2.04(b) shall thereafter look only to the Surviving Entity for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
          (f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.
          Section 2.05 Anti-Dilution Provisions. In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted for purposes of determining the Merger Consideration and (if applicable) the Average Closing Price shall be appropriately adjusted for purposes of determining the amount of cash paid in lieu of fractional shares and upon cancellation of Options in accordance with Section 2.06; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction undertaken in compliance with Section 5.02(c), or (ii) Buyer issues employee or director stock grants or similar equity awards in the ordinary course of business consistent with past practice.
          Section 2.06 Options and Restricted Stock.
          (a) Each option to purchase Company Common Stock (collectively, the “Options”) granted under Company’s 2006 Stock Incentive Plan (the “Company Equity Plan”), whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, be canceled and, on the Closing Date, Company or Company Bank shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in such Option and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Company Common Stock provided for in such Option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes. “Per Share Merger Consideration” shall be calculated by multiplying the Average Closing Price by the Exchange Ratio.
          (b) Notwithstanding the provisions of Section 2.06(a), in the event that a holder of Options (other than Thomas R. Venables and Claire S. Bean for whom all Options will be canceled and paid in accordance with Section 2.06(a)) so elects pursuant to a written election submitted to the Company at least one business day prior to the Closing Date (“Assumption Election”), which shall be in such form as shall be prescribed by the Company and reasonably satisfactory to Buyer, each Option held by such holder which is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Buyer Common Stock, and Buyer shall assume each Option, in accordance with the terms of the Company Equity Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Buyer, Buyer’s Board of Directors and the Compensation Committee of its Board of Directors shall be substituted for the Company, Company’s Board of Directors and the Compensation Committee of the Company’s Board of Directors, (ii) each Option assumed by Buyer may be exercised solely for shares of Buyer Common Stock, (iii) the number of shares of Buyer Common Stock subject to such Option shall be equal to the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Buyer Common Stock resulting from such multiplication shall be rounded down to the nearest share, (iv) the per share exercise price under each such Option shall be adjusted by dividing the per share exercise price under each such Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent, and (v) the termination provisions of such Option shall be amended to provide that such Option shall remain outstanding until the expiration date thereof, regardless of continuation of the holder’s employment or other services to Buyer. Buyer and Company agree to take all necessary steps to effect the foregoing provisions of this Section 2.06(b).
          (c) At least 30 days prior to the date of the Company Meeting, Company shall provide written notice to each holder of a then-outstanding Option (which shall be in such form as prescribed by the Company and reasonably satisfactory to Buyer) describing the holder’s right to make an Assumption Election, indicating that the Company will provide the holder with a calculation of the Average Closing Price four (4) Business Days prior to the Closing Date, and notifying each holder (i) that the vesting of all Options will accelerate upon approval of the Merger by the Company’s shareholders, and (ii) that all Options that remain unexercised as of close of business on the day prior to the Effective Date of the Merger for which no Assumption Election has been timely received will be cancelled as of the effective date of the Merger and the holders thereof will receive payment for such cancelled Option in accordance with the terms of Section 2.06(a). Such written notice will disclose the tax ramifications of receiving payment in accordance with Section 2.06(a), making an Assumption Election, and exercising the Option prior to the Closing Date, and will request each holder of an Option who does not intend to exercise his or her Options or to make an Assumption Election to provide a written acknowledgement of the cancellation of such Options and payment in accordance with the terms of this Section 2.06.
          (d) All unvested shares of restricted Company Common Stock awarded under the Company Equity Plan shall automatically vest in full upon the approval of the Merger by the Company’s shareholders according to the terms governing such award as of the Effective Time, to the extent not previously forfeited. At the Effective Time, the Company Equity Plan shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall be of no further force and effect and shall be deemed to be deleted.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
          Section 3.01 Company Disclosure Schedule and Making of Representations and Warranties.
          (a) On or prior to the date hereof, Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Company Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect with respect to Company.
          (b) Except as set forth in the Company Disclosure Schedule, Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date. No representation or warranty of Company contained in this Article III shall be deemed untrue or incorrect, and Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article III, has had or would reasonably be expected to have a Material Adverse Effect with respect to Company, disregarding for the purposes of this Section 3.01(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.02, 3.03, 3.04(a), 3.05, 3.06, 3.13, 3.14(f), and 3.14(i) which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.
          Section 3.02 Organization, Standing and Authority.
          (a) Company is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business in the Commonwealth of Massachusetts and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.
          (b) Company Bank is a Massachusetts savings bank duly organized, validly existing and in good standing under the laws of Massachusetts. Company Bank’s deposits are insured by the FDIC and the Deposit Insurance Fund of the Depositors Insurance Fund in the manner and to the full extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Company Bank when due.
          Section 3.03 Capital Stock. The authorized capital stock of Company consists solely of 75,000,000 shares of Company Common Stock, of which (i) 7,842,015 shares are outstanding as of the date hereof (including 131,373 shares of unvested restricted stock), (ii) no shares are held by Company Subsidiaries, and (iii) 537,621 shares are reserved for future issuance pursuant to outstanding Options granted under the Company Equity Plan. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and non-assessable. Other than shares of Company Common Stock that are unvested restricted stock, the outstanding shares of Company Common Stock are fully paid. Company Disclosure Schedule 3.03 sets forth the name of each holder of an unvested award of restricted stock or outstanding Option granted under the Company Equity Plan, identifying the nature of the award; as to Options, the number of shares of Company Common Stock subject to each Option, the grant, vesting and expiration dates and the exercise price relating the Options held; and for restricted stock awards, the number of shares of Company Common Stock subject to each award, and the grant and vesting dates. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Company Disclosure Schedule 3.03. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Company Disclosure Schedule 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, except as set forth in Company Disclosure Schedule 3.03.
          Section 3.04 Subsidiaries.
          (a) (i) Company Disclosure Schedule 3.04 sets forth a complete and accurate list of all of Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) except as set forth on Company Disclosure Schedule 3.04, Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (v) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by Company, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Company free and clear of all Liens.
          (b) Except as set forth on Company Disclosure Schedule 3.04 or Company Disclosure Schedule 3.18, Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
          (c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Company Disclosure Schedule 3.04.

          Section 3.05 Corporate Power; Minute Books. Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Company’s shareholders of this Agreement. The minute books of Company and each of its Subsidiaries contain true, complete and accurate records of all corporate actions taken by shareholders of Company and each of its Subsidiaries and the Board of the Directors of Company (including committees of Company’s Board of Directors) and each of its Subsidiaries.
          Section 3.06 Corporate Authority. Subject only to the approval of this Agreement by the holders of at least two-thirds of the outstanding shares of Company Common Stock (“Requisite Company Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Company and Company’s Board of Directors on or prior to the date hereof. Company’s Board of Directors has directed that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the General Laws of Massachusetts, Company’s Articles of Organization and Bylaws, no other vote of the shareholders of Company is required by law, the Articles of Organization of Company, the Bylaws of Company or otherwise to approve this Agreement and the transactions contemplated hereby. Company and Company Bank each has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer, Merger Sub and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
          Section 3.07 Regulatory Approvals; No Defaults.
          (a) Except as set forth in Company Disclosure Schedule 3.07(a), no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company of this Agreement or to consummate the Merger, except for (i) filings of applications or notices with, and consents, approvals or waivers by the FRB, the Massachusetts Board of Bank Incorporation, and the Massachusetts Housing Partnership Fund; (ii) the filing and effectiveness of the Registration Statement with the SEC, (iii) the approval of this Agreement by the holders of two-thirds of the outstanding shares of Company Common Stock; and (iv) the approval of the Plan of Bank Merger by a majority of the outstanding shares of Company Bank’s common stock. In the event that Buyer determines to proceed with the Bank Merger, filings with, and the approval of, the FDIC, the Massachusetts Commissioner of Banks, the Depositors Insurance Fund and Company Bank’s sole shareholder would also be required. As of the date hereof, Company is not aware of any reason why the approvals set forth above and referred to in Section 6.01(b) will not be received in a timely manner.

          (b) Except as set forth in Company Disclosure Schedule 3.07(b), subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Company and Company Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Organization or Bylaws (or similar governing documents) of Company or Company Bank, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or Company Bank, or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Company or Company Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or Company Bank is a party, or by which it or any of its properties or assets may be bound or affected.
          Section 3.08 SEC Documents; Financial Reports; and Regulatory Reports.
          (a) Company’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2007 (the “Company 2007 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by Company or any of its Subsidiaries subsequent to December 31, 2002 under the Securities Act of 1933, as amended (the “Securities Act”), or under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Company SEC Documents”), with the SEC, and each of the Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of the date on which such Company SEC Document was filed or will be filed with the SEC, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of Company and its Subsidiaries (the “Company Balance Sheet”) contained in Company’s Form 10-Q for the quarterly period ended June 30, 2008 and, except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since June 30, 2008 (the “Company Balance Sheet Date”), neither Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.
          (b) Except as set forth on Company Disclosure Schedule 3.08(b), Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of Nasdaq. The Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (3) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. Since January 1, 2004, Company has disclosed any material weakness (as defined by applicable rules under the Exchange Act) in its internal control over financial reporting and its conclusions regarding the effectiveness of its disclosure controls and procedures to the extent and in the manner required to be disclosed in the reports that Company files or submits under the Exchange Act.
          (c) Except as set forth in Company Disclosure Schedule 3.08(c), since December 31, 2002, Company and its Subsidiaries have duly filed with the FRB, the FDIC, the Massachusetts Division of Banks and any other applicable Governmental Authority, the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate and in compliance with the requirements of applicable laws and regulations.
          Section 3.09 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date hereof or in Company Disclosure Schedule 3.09, or as otherwise expressly permitted or expressly contemplated by this Agreement, since the Company Balance Sheet Date, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, and to the Knowledge of Company, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Company in the future, (ii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by Company’s independent accountants, (iii) any entry by Company or any of its Subsidiaries into any contract or commitment of (A) more than $100,000 or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries (other than normal salary adjustments to employees made in the ordinary course of business consistent with past practices), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries, (vi) any material election made by Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.
          Section 3.10 Legal Proceedings.
          (a) Other than as set forth in Company Disclosure Schedule 3.10, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries.
          (b) Neither Company nor any of its Subsidiaries is a party to any, nor are there any pending or, to Company’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Company or any of its Subsidiaries in which, to Company’s Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect with respect to Company or which challenges the validity or propriety of the transactions contemplated by this Agreement.
          (c) There is no injunction, order, judgment or decree imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.
          Section 3.11 Compliance With Laws.
          (a) Other than as set forth in Company Disclosure Schedule 3.11, Company and each of its Subsidiaries is and since December 31, 2003 has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA Patriot Act and all other applicable fair lending and fair housing laws or other laws relating to discrimination;
          (b) Company and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened; and
          (c) Other than as set forth in Company Disclosure Schedule 3.11, neither Company nor any of its Subsidiaries has received, since December 31, 2003, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Company’s Knowledge, do any grounds for any of the foregoing exist).
          Section 3.12 Material Contracts; Defaults.
          (a) Other than as set forth in Company Disclosure Schedule 3.12, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company and or Subsidiaries; (v) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof; (vi) which provides for the lease of personal property having a value in excess of $25,000 individually or $100,000 in the aggregate; (vii) which relates to capital expenditures and involves future payments in excess of $10,000 individually or $50,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (x) which materially restricts the conduct of any business by Company of any of its Subsidiaries (collectively, “Material Contracts”). Company has previously delivered to Buyer true, complete and correct copies of each such document.
          (b) Neither Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

No power of attorney or similar authorization given directly or indirectly by Company is currently outstanding.
          Section 3.13 Brokers. Neither Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to, Keefe Bruyette & Woods, Inc. in accordance with the terms of a letter agreement between Keefe Bruyette & Woods, Inc. and Company, a true, complete and correct copy of which has been previously delivered by Company to Buyer.
          Section 3.14 Employee Benefit Plans.
          (a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Company or any of its Subsidiaries (the “Company Employees”) and current or former directors of Company or any of its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”), are identified and described in Company Disclosure Schedule 3.14(a). True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, Internal Revenue Service Form 5500 (for the three most recently completed plan years) and the most recent IRS determination letters with respect thereto, and the loan agreement and related documents, including any amendments thereto, evidencing any outstanding loan to an employee stock ownership plan maintained by Company or Company Bank, have been provided to Buyer.
          (b) All Company Benefit Plans covering Company Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Company is not aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no pending or, to Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. Other than as set forth in Company Disclosure Schedule 3.14(b), neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
          (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, any of its Subsidiaries or any entity which is considered one employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of Company or any ERISA Affiliate has

contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time during the six-year period ending on the Closing Date, and neither Company nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.
          (d) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the financial statements of Company. No Company Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.
          (e) Other than as set forth in Company Disclosure Schedule 3.14(e), neither Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder.
          (f) Other than as set forth in Company Disclosure Schedule 3.14(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans, or (vi) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.
          (g) Company Disclosure Schedule 3.14(g) includes the Benjamin Franklin Bancorp, Inc. Employee Salary Continuation Benefit Plan (the “Company Severance Pay Plan”) in effect as of the date of this Agreement and provides a true and correct schedule of the severance payments that would be due to each employee who would be eligible to receive severance benefits thereunder upon termination of employment after the Effective Time.

          (h) Each Company Benefit Plan that is a deferred compensation plan is in substantial compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409(a)(4) of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Company Benefit Plan or (ii) has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.
          (i) Company Disclosure Schedule 3.14(i) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Company or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.
          (j) Each Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (B) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (as determined pursuant to the Company Equity Plan), (C) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded it, (D) is exempt from Section 409A of the Code, and (E) qualifies for the tax and accounting treatment afforded to such award in the Company’s tax returns and the Company’s financial statements, respectively.
          Section 3.15 Labor Matters. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
          Section 3.16 Environmental Matters.
          (a) Other than as set forth in Company Disclosure Schedule 3.16, to Company’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Company or any of its Subsidiaries, or any property in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law. Company Disclosure Schedule 3.16 lists each ASTM 1527-05 Phase I environmental assessment (“Phase I Assessment”) and Phase II environmental assessment (“Phase II Assessment” and, together with the Phase I Assessments, the “Environmental Assessments”) which, to Company’s Knowledge, have been conducted on the properties listed on Company Disclosure Schedule 3.28, copies of which Environmental Assessments have previously been delivered to Buyer.
          (b) Except as disclosed on Company Disclosure Schedule 3.16, to Company’s Knowledge, Company and each of its Subsidiaries is in compliance with applicable Environmental Law.
          (c) To Company’s Knowledge, neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law.
          (d) To Company’s Knowledge, neither Company nor any of its Subsidiaries has any liability for Hazardous Substance disposal or contamination on any third party property which are in amounts or under conditions that require remediation or removal under applicable Environmental Law.
          (e) Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) to Company’s Knowledge, any written request for information reasonably indicating an investigation or other inquiry by any Government Authority concerning a possible violation of, or liability under, any Environmental Law.
          (f) Neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of any Environmental Law.
          (g) Except as disclosed on Company Disclosure Schedule 3.16, to Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Company or any of its Subsidiaries, (ii) result in any restriction on the ownership, use, or transfer of any property, or (iii) adversely affect the value of any Company Loan Property.
          (h) Company has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other information in its possession or reasonably available to it relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned or operated by Company or any of its Subsidiaries.

          (i) There is no litigation pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, or, to the Knowledge of Company, affecting any property now or formerly owned or used by Company or any of its Subsidiaries or any Company Loan Property, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Substance, whether or not occurring at, on or involving a Company Loan Property.
          (j) Except as disclosed on Company Disclosure Schedule 3.16, to Company’s Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Company or any of its Subsidiaries, or any Company Loan Property and, to the Knowledge of Company, no underground storage tank has been closed or removed from any Company Loan Property except in compliance with Environmental Law.
          Section 3.17 Tax Matters.
          (a) Company and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Except as set forth in Company Disclosure Schedule 3.17, Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Company is not the beneficiary of any extension of time within which to file any Tax Return, and, except as set forth in Company Disclosure Schedule 3.17, neither Company nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.
          (b) Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
          (c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Company are pending with respect to Company. Other than with respect to audits that have already been completed and resolved, Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company.
          (d) Company has made available to Buyer with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Company for taxable periods ended December 31, 2007, 2006 and 2005. Company has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by Company filed for the years ended December 31, 2007, 2006 and 2005. Company has timely and properly taken such actions in response to and in compliance with notices Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.
          (e) Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (f) Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Company is not a party to or bound by any Tax allocation or sharing agreement (other than an unwritten agreement with Company Bank and its subsidiaries). Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
          (g) The unpaid Taxes of Company (i) did not, as of the end of the most recent period covered by the Company SEC Documents filed on or prior to the date hereof, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Company SEC Documents filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Company in filing its Tax Returns. Since the end of the most recent period covered by the Company SEC Documents filed prior to the date hereof, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
          (h) Company shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (i) Company has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

          Section 3.18 Investment Securities. Company Disclosure Schedule 3.18 sets forth as of September 30, 2008 the investment securities, mortgage backed securities and securities held for sale of Company, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates. Except as set forth in Company Disclosure Schedule 3.18, neither Company nor any of its Affiliates owns in excess of 5% of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution.
          Section 3.19 Derivative Transactions.
          (a) All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
          (b) Except as set forth in Company Disclosure Schedule 3.19, no Derivative Transaction, were it to be a Loan held by Company, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. Each such Derivative Transaction is listed on Company Disclosure Schedule 3.19, and the financial position of Company under or with respect to each has been reflected in the books and records of Company in accordance with GAAP consistently applied and no open exposure of Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $25,000.
          Section 3.20 Regulatory Capitalization. Company Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Company is “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.
          Section 3.21 Loans; Nonperforming and Classified Assets.
          (a) Except as set forth in Company Disclosure Schedule 3.21, as of the date hereof, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of September 30, 2008, over sixty (60) days delinquent in payment of principal or interest. Company Disclosure Schedule 3.21 identifies (x) each Loan that as of September 30, 2008 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Company that as of September 30, 2008 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement. Set forth in Company Disclosure Schedule 3.21 is a true and correct copy of the Company’s Policy Exception Report as of June 30, 2008.
          (b) Each Loan held in the Company Bank’s loan portfolio (“Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (c) All currently outstanding Company Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and Company Bank’s lending policies at the time of origination of such Company Loans, and the loan documents with respect to each such Company Loan are complete and correct. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company Bank. Other than loans pledged to the FHLB or the Federal Reserve Bank of Boston, all such Company Loans are owned by Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company Bank for which there is a reasonable possibility of an adverse determination, and each of Company and Company Bank is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to Company Bank. Except as set forth in Company Disclosure Schedule 3.21, none of the Company Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third party servicing.
          (d) Neither Company nor Company Bank is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company to repurchase from any such Person any Loan or other asset of Company or Company Bank, unless there is material breach of a representation or covenant by the Company or its Subsidiaries.
          Section 3.22 Trust Business; Administration of Fiduciary Accounts. Company and Company Bank do not engage in any trust business, nor does either administer or maintain accounts for which either acts as fiduciary (other than individual retirement accounts, Keogh accounts and health savings accounts), including, but not limited to, accounts for which either serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
          Section 3.23 Investment Management and Related Activities. Except as set forth on Company Disclosure Schedule 3.23, none of Company, any of its Subsidiaries or Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
          Section 3.24 Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
          Section 3.25 Deposit Insurance. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) and the Deposit Insurance Fund of the Depositors Insurance Fund to the full extent permitted by law, and has paid all premiums and assessments and filed all reports required by the FDIA and the Deposit Insurance Fund of the Depositors Insurance Fund. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Company, threatened.
          Section 3.26 CRA, Anti-money Laundering and Customer Information Security. Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Company is not aware of, and none of Company and its Subsidiaries has been advised of, or has any reason to believe (because of the Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2007, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act.
          Section 3.27 Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 3.27, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent or greater shareholder or other Affiliate of Company or any of its Subsidiaries, or to the Knowledge of Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the ordinary course of business. Except as set forth in Company Disclosure Schedule 3.27, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers or other Affiliates. All agreements between Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.
          Section 3.28 Tangible Properties and Assets.
          (a) Company Disclosure Schedule 3.28 sets forth a true, correct and complete list of all real property owned by Company and each of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.28, and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Company or its Subsidiary has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.
          (b) Company Disclosure Schedule 3.28 sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Company uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease, and to Company’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Company Disclosure Schedule 3.28, there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Company and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases.
          Section 3.29 Intellectual Property. Company Disclosure Schedule 3.29 sets forth a true, complete and correct list of all Company Intellectual Property. Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the- shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Company as currently conducted.

The Company Intellectual Property owned by Company, and to the Knowledge of Company, all other Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of Company Intellectual Property. To the Knowledge of Company, the conduct of the business of Company or any of its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any of Company Intellectual Property.
          Section 3.30 Insurance.
          (a) Company Disclosure Schedule 3.30 identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $25,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, and neither Company nor any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.
          (b) Company Disclosure Schedule 3.30 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the Company Balance Sheet in accordance with GAAP.
          Section 3.31 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.
          Section 3.32 Fairness Opinion. The Board of Directors of Company has received the written opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.
          Section 3.33 Proxy Statement-Prospectus. As of the date of the Proxy Statement- Prospectus and the dates of the Buyer Meeting and the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement-Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.
          Section 3.34 Transaction Costs. Company Disclosure Schedule 3.34 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees that Company and its Subsidiaries have accrued through September 30, 2008, and to Company’s Knowledge as of the most reasonable practicable date, a reasonable good faith estimate of such costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement.
          Section 3.35 Participation in U.S. Treasury and FDIC Economic Stability Programs. Company has not submitted and will not submit an application or otherwise participate in the Capital Purchase Program implemented by the United States Treasury Department, pursuant to the Emergency Economic Stabilization Act of 2008. Company will take all necessary steps to ensure that Company and its insured depository institution subsidiaries will not opt out of the Transaction Account Guarantee component of the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program described in 12 C.F.R. Part 370.
          Section 3.36 Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
          Section 4.01 Buyer Disclosure Schedule and Making of Representations and Warranties.
          (a) On or prior to the date hereof, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Buyer Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect with respect to Buyer.
          (b) Except as set forth in the Buyer Disclosure Schedule, Buyer, Merger Sub and Buyer Bank hereby represent and warrant, jointly and severally, to Company that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date. No representation or warranty of Buyer contained in this Article IV shall be deemed untrue or incorrect, and Buyer shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, disregarding for the purposes of this Section

4.01(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.02, 4.03 and 4.04, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.
          Section 4.02 Organization, Standing and Authority. Buyer is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Merger Sub is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Each of Buyer and Merger Sub has full corporate power and authority to carry on its business as now conducted. Each of Buyer and Merger Sub is duly licensed or qualified to do business in the Commonwealth of Massachusetts and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Buyer Bank is a Massachusetts-chartered bank and trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB.
          Section 4.03 Corporate Power; Minute Books. Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of Buyer and Buyer Bank contain true, complete and accurate records of all corporate actions taken by the shareholders of Buyer and the Board of Directors of Buyer (including committees of the Buyer’s Board of Directors).
          Section 4.04 Corporate Authority. Subject only to the approval of the issuance of shares of Buyer Common Stock in the Merger as contemplated by this Agreement by a majority of the votes cast at the Buyer Meeting (the “Requisite Buyer Shareholder Approval”) this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer, Merger Sub and Buyer Bank on or prior to the date hereof. Buyer’s Board of Directors has directed that this Agreement be submitted to Buyer’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Buyer Shareholder Approval, no other vote of the shareholders of Buyer is required by law, the Articles of Organization of Buyer, the Bylaws of Buyer or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Buyer, Merger Sub and Buyer Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer, Merger Sub and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
          Section 4.05 SEC Documents; Financial Reports; and Regulatory Reports.

          (a) Buyer’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2007 (the “Buyer 2007 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by Buyer or any of its Subsidiaries subsequent to December 31, 2002 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Buyer SEC Documents”), with the SEC, and each of the Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of the date on which such Buyer SEC Document was filed or will be filed with the SEC, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of Buyer and its Subsidiaries contained in Buyer’s Form 10-Q for the quarterly period ended June 30, 2008 and, except for liabilities reflected in Buyer SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since June 30, 2008, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.
          (b) Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of Nasdaq. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (3) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting. Since January 1, 2004, Buyer has disclosed any material weakness (as defined by applicable rules under the Exchange Act) in its internal controls over financial reporting and its conclusions regarding the effectiveness of its disclosure controls and procedures to the extent and in the manner required to be disclosed in the reports that Buyer files or submits under the Exchange Act.

          (c) Since December 31, 2002, Buyer and its Subsidiaries have duly filed with the FRB, the FDIC, the Massachusetts Division of Banks and any other applicable Governmental Authority, the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate in compliance with the requirements of applicable laws and regulations.
          Section 4.06 Regulatory Approvals; No Defaults.
          (a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or affiliates in connection with the execution, delivery or performance by Buyer of this Agreement, or to consummate the transactions Merger, except for (i) filings of applications or notices with, and consents, approvals or waivers by, the FRB, the Massachusetts Board of Bank Incorporation, and the Massachusetts Housing Partnership Fund; (ii) the filing and effectiveness of the Registration Statement with the SEC; (iii) the approval of this Agreement by a majority of the votes cast at the Buyer Meeting and the approval of this Agreement by Buyer as the sole shareholder of Merger Sub; and (iv) the approval of the listing on Nasdaq of the Buyer Common Stock to be issued in the Merger. In the event that Buyer determines to proceed with the Bank Merger, filings with, and the approval of, the FDIC, the Massachusetts Commissioner of Banks, the Depositors Insurance Fund and Buyer Bank’s sole shareholder would also be required. As of the date hereof, Buyer is not aware of any reason why the approvals set forth above will not be received in a timely manner.`
          (b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected.
          Section 4.07 Absence of Certain Changes or Events. Except as reflected in Buyer’s unaudited balance sheet as of June 30, 2008 or in the Buyer SEC Documents, since June 30, 2008, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Buyer or its Subsidiaries, and to the Knowledge of Buyer, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Buyer in the future.

          Section 4.08 Compliance with Laws.
          (a) Buyer and each of its Subsidiaries is and since December 31, 2003 has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act and all other applicable fair lending and fair housing laws or other laws relating to discrimination;
          (b) Buyer and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened; and
          (c) Other than as set forth in Buyer Disclosure Schedule 4.08, neither Buyer nor any of its Subsidiaries has received, since December 31, 2003, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist).
          Section 4.09 Proxy Statement-Prospectus Information; Registration Statement. As of the date of the Proxy Statement-Prospectus and the dates of the Buyer Meeting and the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the registration statement on Form S-4 (the “Registration Statement”) prepared pursuant to will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that that information as of a later date shall be deemed to modify information as of an earlier date.
          Section 4.10 Legal Proceedings.
          (a) Other than as set forth in Buyer Disclosure Schedule 4.10, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries.
          (b) Neither Buyer nor any of its Subsidiaries is a party to any, nor are there any pending or, to Buyer’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Buyer or any of its Subsidiaries in which, to Buyer’s Knowledge, there is a reasonable probability of any material recovery against or other Material

Adverse Effect with respect to Buyer or which challenges the validity or propriety of the transactions contemplated by this Agreement.
          (c) There is no injunction, order, judgment or decree imposed upon Buyer or any of its Subsidiaries, or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.
          Section 4.11 Brokers. None of Buyer, Buyer Bank or any of their officers or trustees has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to, Robert W. Baird & Co. in accordance with the terms of a letter agreement between Robert W. Baird & Co. and Buyer.
          Section 4.12 Employee Benefit Plans.
          (a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Buyer or any of its Subsidiaries and current or former directors of Buyer or any of its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Buyer Benefit Plans”), including, but not limited to, any trust instruments and insurance contracts forming a part of any Buyer Benefit Plans and all amendments thereto, have been made available to Company.
          (b) All Buyer Benefit Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. There is no pending or, to Buyer’s Knowledge, threatened litigation relating to the Buyer Benefit Plans. Neither Buyer nor any of its Subsidiaries has engaged in a transaction with respect to any Buyer Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Buyer or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
          Section 4.13 Labor Matters. Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Buyer’s Knowledge threatened, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Buyer’s Knowledge, threatened, nor is Buyer aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
          Section 4.14 Tax Matters.
          (a) Buyer and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Buyer is not the beneficiary of any extension of time within which to file any Tax Return, and neither Buyer nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.
          (b) Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
          (c) Except as set forth on Buyer Disclosure Schedule 4.14(c), no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Buyer are pending with respect to Buyer. Buyer has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer.
          (d) Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (e) The unpaid Taxes of Buyer (i) did not, as of the end of the most recent period covered by the Buyer SEC Documents filed on or prior to the date hereof, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Buyer SEC Documents filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Buyer in filing its Tax Returns. Since the end of the most recent period covered by the Buyer SEC Documents filed prior to the date hereof, Buyer has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
          Section 4.15 Loans: Nonperforming and Classified Assets.
          (a) Except as set forth in Buyer Disclosure Schedule 4.15, as of the date hereof, neither Buyer nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of September 30, 2008, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, Executive Officer or five percent or greater shareholder of Buyer or any of its Subsidiaries, or to the Knowledge of Buyer, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Buyer Disclosure Schedule 4.15 identifies (x) each Loan that as of September 30, 2008 was classified as “Special Mention,” “Substandard,”

“Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Buyer, Buyer Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Buyer that as of September 30, 2008 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement.
          (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Buyer, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          Section 4.16 Buyer Capital Stock. The authorized capital stock of Buyer consists solely of (a) 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding and (b) 30,000,000 shares of Buyer Common Stock, of which (i) 16,278,392 shares are outstanding as of the date hereof, and (ii) no shares are held by Buyer Subsidiaries, and (iii) 1,016,091 shares are reserved for future issuance pursuant to outstanding options granted under the Buyer Benefit Plans. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Merger Sub Common Stock, all of which are outstanding as of the date hereof and are held by Buyer. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Buyer is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries, except for (i) shares of Buyer Common Stock issuable pursuant to the Buyer Benefits Plans and (ii) by virtue of this Agreement.
          Section 4.17 CRA and Anti-money Laundering. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Buyer is not aware of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of the Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2007, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory;” or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute. Furthermore, the Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act.

          Section 4.18 Environmental Matters.
          (a) Other than as set forth in Buyer Disclosure Schedule 4.18, to Buyer’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Buyer or any of its Subsidiaries has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law.
          (b) Except as disclosed on Buyer Disclosure Schedule 4.18, to Buyer’s Knowledge, Buyer and each of its Subsidiaries is in compliance with applicable Environmental Law. Neither Buyer nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) to Buyer’s Knowledge, any written request for information reasonably indicating an investigation or other inquiry by any Government Authority concerning a possible violation of, or liability under, any Environmental Law.
          (c) Except as disclosed on Buyer Disclosure Schedule 4.18, to Buyer’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Buyer, any of its Subsidiaries, or any currently or formerly owned or operated property, that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Buyer or any of its Subsidiaries, or (ii) result in any restriction on the ownership, use, or transfer of any property.
          Section 4.19 Regulatory Capitalization. Buyer Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.
          Section 4.20 Administration of Trust and Fiduciary Accounts. Buyer has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, and Buyer has not received any unresolved customer demands, complaints or other communications (whether written or oral) asserting facts or circumstances that would, if true, constitute a breach of trust with respect to any such fiduciary or agency account.
          Section 4.21 Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.
ARTICLE V
COVENANTS
          Section 5.01 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Company shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. Company will use commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries and (iii) preserve for itself and Buyer the goodwill of the customers of Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, neither Company nor any of its Subsidiaries shall:
          (a) Stock. Other than pursuant to stock options or stock-based awards outstanding as of the date hereof and listed on the Company Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any securities (including units of beneficial ownership interest in any partnership or limited liability company), (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing Rights, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.
          (b) Dividends; Etc. Declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except (x) dividends by Subsidiaries of Company to such Subsidiary’s parent or another Subsidiary of Company and (y) the regular quarterly dividends on Company Common Stock in the amount of no more than $0.08 per share of Company Common Stock.
          (c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that such increases shall not result in an annual adjustment in total compensation of more than 5% for any individual or 4% in the aggregate for all employees of the Company other than as disclosed on Company Disclosure Schedule 5.01(c), (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Company Disclosure Schedule 5.01(c), if any, (iv) bonus payments in the ordinary course of business consistent with past practices, provided that such payments shall not exceed the aggregate amount set forth on Company Disclosure Schedule 5.01(c) and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.
          (d) Hiring; Promotions. (i) Hire any person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $75,000 to fill vacancies that may arise from time to time in the ordinary course of business, or (ii) promote any employee, except to satisfy contractual obligations existing as of the date hereof and set forth on Company Disclosure Schedule 5.01(d), if any.
          (e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Company Disclosure Schedule 5.01(e)), any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any of its Subsidiaries.
          (f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth on Company Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice.
          (g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, other than in the ordinary course of business consistent with past practice.
          (h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity, other than in the ordinary course of business consistent with past practice.
          (i) Capital Expenditures. Except as set forth on Company Disclosure Schedule 5.01(i), make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate, unless such capital expenditure is consented to in writing by Buyer acting through its Chief Financial Officer, Robert D. Cozzone or their designee(s) (which consent will not be unreasonably withheld, nor shall Buyer’s response to Company’s request for consent be delayed more than five business days from the date of such request).
          (j) Governing Documents. Amend Company’s Articles of Organization or Bylaws or any equivalent documents of Company’s Subsidiaries.
          (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

          (l) Contracts. Except as set forth on Company Disclosure Schedule 5.01(l), enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.
          (m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Company or any of its Subsidiaries.
          (n) Banking Operations. Enter into any new material line of business; change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.
          (o) Derivative Transactions. Enter into any Derivative Transaction.
          (p) Indebtedness. Incur any indebtedness for borrowed money (other than FHLB or Federal Reserve borrowings, deposits, repurchase agreements, or federal funds purchased, in each case in the ordinary course of business consistent with recent past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.
          (q) Investment Securities. Acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity, (ii) in satisfaction of debts previously contracted in good faith, or (iii) investments having maturities of one year or less and rated A-1 or P-1 or better by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively, in each case in the ordinary course of business consistent with recent past practice), sell or otherwise dispose of any debt security or equity investment, other than sales of debt securities for liquidity purposes, unless such acquisition, sale or disposal is consented to in writing by Buyer acting through Robert D. Cozzone or his designee(s) (which consent will not be unreasonably withheld, nor shall Buyer’s response to Company’s request for consent be delayed more than five business days from the date of such request).
          (r) Loans. Except for loans approved and/or committed as of the date hereof that are listed on Company Disclosure Schedule 5.01(r), make or renew any loan, loan commitment, letter of credit or other extension of credit (i) in excess of $2,500,000, (ii) which has primary collateral which is outside of the Commonwealth of Massachusetts, or (iii) which is not in compliance with Company’s credit policies and procedures, except for loans, loan commitments, letters of credit or other extensions of credit which are made in the ordinary course of business and consistent with recent past practice, unless such loan, loan commitment, letter of credit or other extension of credit is consented to in writing by Buyer acting through Gerard F. Nadeau or his designee(s) (which consent will not be unreasonably withheld, nor shall Buyer’s response to Company’s request for consent be delayed more than five business days from the date of such request).

          (s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof.
          (t) Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subsection (t), “material” shall mean affecting or relating to $50,000 or more of taxable income.
          (u) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Company under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits.
          (v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I Assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the existence of any condition or matter with respect to which it is reasonably likely that the cost as set forth in such environmental assessment of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties fines or other liabilities will exceed $25,000 individually or $50,000 in the aggregate.
          (w) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.
          (x) Common Stock Purchase Plan. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
          (y) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
          Section 5.02 Covenants of Buyer.
          (a) Affirmative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, Buyer will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable laws and regulations.

          (b) Negative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer will not, and will cause each of its Subsidiaries not to:
          (i) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (A) a delay in the consummation of the Merger or the transactions contemplated by this Agreement, (B) any impediment to Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (C) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (D) any of the conditions to the Merger set forth in Article VI not being satisfied, or (E) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation, or
          (ii) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
          (c) Certain Actions by Buyer. Buyer understands and acknowledges that certain extraordinary activities Buyer might undertake prior to the Closing could impact the value of the Merger Consideration to be received by Company’s shareholders. Accordingly, Buyer agrees:
          (i) to keep the Chief Executive Officer of Company informed, on a reasonably current basis, of the status of any plans that Buyer is seriously considering (and that would, if consummated, be commenced prior to or immediately following the Effective Time) with respect to (A) a material sale of additional shares of Buyer’s equity securities (or securities exercisable for or convertible into Buyer’s equity securities) in a public or private offering, or (B) a material acquisition of another whole bank, by merger or otherwise;
          (ii) to invite the Chief Executive Officer of Company to attend and participate in (on a non-voting basis) all meetings of Buyer’s Directors at which any significant discussion is expected to be held with respect to an event described in (c)(i) above, including without limitation all meetings of Buyer’s full Board of Directors and committee meetings at which such matters are being considered; and
          (iii) that it will not effect a transaction described in Section 5.02(c)(i)(A) above without either (x) confirming the non-objection of Company (acting through its Chief Executive Officer), or (y) providing to the Chief Executive Officer of Company a reasonably detailed analysis of why Buyer’s Board of Directors has determined in its good faith business judgment, by a vote of at least two-thirds of the members of such Board, to do so.
          Company’s Chief Executive Officer shall, prior to attending any such meeting, execute a confidentiality agreement appropriate for a Board observer.
          Section 5.03 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the transactions on or before December 31, 2008, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.
          Section 5.04 Shareholder Approvals.
          (a) Company agrees to take, in accordance with applicable law, the rules of the Financial Industry Regulatory Authority, Inc., the Articles of Organization of Company and the Bylaws of Company, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Company’s shareholders in order to permit consummation of the transactions contemplated hereby (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 5.09, shall take all lawful action to solicit such approval by such shareholders. Company agrees to use commercially reasonable efforts to convene the Company Meeting within forty-five (45) days following the time when the Registration Statement becomes effective. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. The Board of Directors of Company shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the shareholders of Company and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Buyer or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.09 (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of Company for their consideration at Company Meeting and nothing contained herein shall be deemed to relieve Company of such obligation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting unless Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities laws or fiduciary duties of Company’s Board of Directors. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably required by Buyer.
          (b) Buyer agrees to take, in accordance with applicable law, the rules of the Financial Industry Regulatory Authority, Inc., the Articles of Organization of Buyer and the Bylaws of Buyer, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of the issuance of shares of Buyer Common Stock in the Merger as contemplated by the Agreement and any other matters required to be approved by Buyer’s shareholders in order to permit consummation of the transactions contemplated hereby (including any adjournment or postponement, the “Buyer Meeting”) and shall take all lawful action to solicit such approval by such shareholders. Buyer agrees to use commercially reasonable efforts to convene the Buyer Meeting within forty-five (45) days following the time when the Registration Statement becomes effective. The Board of Directors of Buyer shall at all times prior to and during the Buyer Meeting recommend approval of this Agreement by the shareholders of Buyer and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Company or take any other action or make any other public statement inconsistent with such recommendation. In the event that there is present at Buyer Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Buyer Shareholder Approval, Buyer will not adjourn or postpone the Buyer Meeting unless Buyer is advised by counsel that failure to do so would result in a breach of the U.S. federal securities laws or fiduciary duties of Buyer’s Board of Directors. Buyer shall keep Company updated with respect to the proxy solicitation results in connection with the Buyer Meeting as reasonably required by Company.
          (c) Buyer, as the sole shareholder of Merger Sub, has approved this Agreement and any other matters required to be approved by Merger Sub’s shareholders for consummation of the transactions contemplated by the Agreement.
          Section 5.05 Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing.
          (a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the financial advisor and Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company and Buyer, at their own expense, shall promptly mail the Proxy Statement-Prospectus to their respective shareholders.
          (b) Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
          (c) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each party will notify the other party promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement-Prospectus, or for any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement- Prospectus, the Merger or any other filing. If at any time prior to the Buyer Meeting and the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Company and

Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to their shareholders such amendment or supplement.
          (d) Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Company and its counsel with a copy of all such filings made with the SEC. Until such time as the Board of Directors of Company takes any of the actions with respect to an Acquisition Proposal permitted pursuant to Section 5.09 of this Agreement, Company will provide Buyer and its counsel with a reasonable opportunity to review and comment on the Proxy Statement-Prospectus and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Buyer and its counsel with a copy of all such filings made with the SEC.
          (e) Buyer agrees to use commercially reasonable efforts to list, prior to the Effective Date, on Nasdaq the shares of Buyer Common Stock to be issued in connection with the Merger.
          Section 5.06 Regulatory Filings; Consents.
          (a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the Merger to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”). Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

          (b) Company will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications received by Company or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives) and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives). With respect to any of the foregoing, Company will consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.
          (c) Buyer will notify Company promptly and shall promptly furnish Company with copies of notices or other communications received by Buyer or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives).
          Section 5.07 Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. Without limiting the reach of the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated hereby.
          Section 5.08 Access; Information.
          (a) Company and Buyer agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, each shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to its books, records

(including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information relating to it as the other party may reasonably request and, during such period, shall furnish promptly to the other party all information concerning its business, properties and personnel as the other party may reasonably request.
          (b) No investigation by a party hereto or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby.
          Section 5.09 No Solicitation by Company.
          (a) The Company and its Subsidiaries shall immediately cease, and Company and its Subsidiaries shall use their commercially reasonable efforts to cause each of their respective representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date hereof with respect to an Acquisition Proposal. Except as permitted by this Section 5.09, after the execution and delivery of this Agreement, Company and its directors, executive officers and Subsidiaries shall not, and Company shall use commercially reasonable efforts to cause each of its and its Subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to a Acquisition Proposal to, any Person that has made or, to the Knowledge of Company, is considering making an Acquisition Proposal, or (iii) engage in discussions regarding an Acquisition Proposal with any Person that has made, or, to Company’s Knowledge, is considering making, an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.09.
          (b) Notwithstanding Section 5.09(a), if, prior to the Requisite Company Shareholder Approval is obtained, Company receives a written and unsolicited Acquisition Proposal that the Board of Directors of Company reasonably believes to be credible, which the Board of Directors of Company determines in good faith (after consultation with its financial advisors and outside counsel) is or could reasonably be expected to result in a Superior Proposal, Company may take the following actions: (1) furnish nonpublic information to the Person making such Acquisition Proposal, but only if (A) prior to so furnishing such information, Company has entered into a customary confidentiality agreement with such Person, and (B) all such information has previously been provided to Buyer or is provided to Buyer prior to or contemporaneously with the time it is provided to the Person making such Acquisition Proposal or such Person’s representatives, and (2) engage or participate in any discussions or negotiations with such Person with respect to the Acquisition Proposal. Company promptly (and in any event within 48 hours) shall advise Buyer orally and in writing of the receipt of (i) any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for non-public information relating to Company or any of its Subsidiaries other than requests for information not reasonably expected to be related to an Acquisition Proposal. Company shall, thereafter, keep

Buyer reasonably informed on a reasonably current basis of the status of any such Acquisition Proposal (including any material change to the terms thereof).
          (c) Except as provided in Section 5.09(d), Board of Directors of Company shall not (i) withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 5.04(a), or (ii) approve or recommend (or publicly propose to approve or recommend ) any Acquisition Proposal. Except as provided in Section 5.09(d), Company shall not, and its Board of Directors shall not allow Company to, and Company shall not allow any of Company’s Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for customary confidentiality agreements permitted under Section 5.09(b)) relating to any Acquisition Proposal.
          (d) Notwithstanding anything to the contrary set forth in this Agreement, the Board of Directors of Company may, prior to the time the Requisite Company Shareholder Approval is obtained, make a Change in Recommendation and/or terminate this Agreement pursuant to Section 7.01, in each case of clauses (i) or (ii), if the Board of Directors of Company has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the Board of Directors may not take any such action in connection with an Acquisition Proposal unless (1) the Board of Directors has determined that such Acquisition Proposal constitutes a Superior Proposal, (2) prior to terminating this Agreement pursuant to Section 7.01(g), Company provides prior written notice to Buyer at least three Business Days in advance (the “Notice Period”) of its intention to take such action, which notice shall specify all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents or correspondence evidencing such Superior Proposal), and any material modifications to any of the foregoing, (3) during the Notice Period Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Buyer in good faith should Buyer propose to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute (in the good faith judgment of Company’s Board of Directors) a Superior Proposal and (4) such Acquisition Proposal continues to constitute (in the good faith judgment of Company’s Board of Directors) a Superior Proposal after taking into account any such amendments that Buyer shall have agreed to make prior to the end of the Notice Period.
          (e) Nothing contained in this Section 5.09 shall prohibit Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, or making any disclosure to Company’s shareholders if, after consultation with its outside legal counsel, Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed to be a Change in Recommendation unless it is limited to a stop, look and listen communication or the Company’s Board of Directors reaffirms the recommendation referred to in Section 5.04(a) in such disclosure and does not recommend that Company shareholders tender their shares, or (ii) informing any Person of the existence of the provisions contained in this Section 5.09.
          Section 5.10 Indemnification.

          (a) From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of Company, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred after the Effective Time in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of Company or is or was serving at the request of Company as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Company, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the full extent to which such Indemnified Parties would be entitled under the Bylaws of Company as in effect on the date of this Agreement as though such Bylaws continue to remain in effect after the Effective Time (subject to applicable Law).
          (b) Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.
          (c) Prior to the Effective Time, Company shall and if Company is unable to, Buyer shall cause the Surviving Entity as of the Effective Time to obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of Company’s existing directors’ and officers’ insurance policies, and (ii) Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the Indemnified Parties as Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall Company expend, or Buyer or the Surviving Entity be required to expend, for such “tail” policy a premium amount in excess of an amount equal to (x) 225% of the annual premiums paid by Company for D&O Insurance in effect as of the date of this Agreement.
          (d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.10.
          Section 5.11 Employees; Benefit Plans.
          (a) Buyer shall retain all Company Employees who accept employment with Buyer Bank under the terms and conditions specified by Buyer; provided, that continued retention by Buyer Bank of such employees subsequent to the Merger shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees regarding employment, consulting or other arrangements to be effective prior to or following the Merger. Any interaction between Buyer and Company’s employees shall be coordinated by Company.
          (b) Following the Closing Date, Buyer may choose to maintain any or all of Company Benefit Plans in its sole discretion, subject to the last sentence of this Section 5.11(b). However, for any Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees shall be entitled to participate in such Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur, if at all, at different times with respect to different plans). Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time; provided, however, that (i) within one year of the Closing Date all Company Employees shall be entitled to participate in all benefit plans of general applicability then maintained by Buyer or Buyer Bank to the same extent as similarly-situated employees of Buyer and Buyer Bank, and (ii) Buyer will not terminate any Company Benefit Plan that is a medical or dental insurance plan if such termination would shorten the period during which any Company Employee would otherwise (if such Company Benefit Plan had not been terminated) have had COBRA benefits, as contemplated under the Company’s Severance Pay Plan.
          (c) If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Buyer or Buyer Bank upon termination of such plan of Company or any of its Subsidiaries, Buyer shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Buyer or Buyer Bank, (ii) provide full credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time for the plan year in which the Effective Time occurs.
          (d) Buyer shall honor, and the Surviving Entity shall continue to be obligated to perform, in accordance with their terms, all vested benefit obligations to, and contractual rights of, current and former employees and directors of the Company existing as of the Effective Date, as well as all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of the Company, but only if such obligations, rights, agreements, plans or policies are set forth in the Company Disclosure Schedule. Buyer acknowledges that the consummation of the Merger will constitute a “change-in-control” of the Company for purposes of any benefit plans, agreements and arrangements of the Company. Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such Company Benefit Plans and subject to the last sentence of Section 5.11(b).
          (e) With respect to each Company Benefit Plan subject to Section 409A of the Code, Company agrees to amend each such plan or cause each such plan to be amended to the extent, in Buyer’s reasonable judgment, such an amendment is necessary to comply with Section 409A of the Code prior to the earlier of the Effective Time or the deadline imposed by the IRS. Such amendments shall be provided to Buyer and its counsel at least ten days prior to their proposed adoption by Company or Company Bank and shall be subject to the prior approval of Buyer, which shall not be unreasonably withheld.
          (f) During the one-year period commencing as of the date on which the Effective Time occurs, Buyer shall honor the Company Severance Pay Plan in connection with the termination of employment of any Company Employee (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments), in such amounts, at such times and upon such conditions as set forth in the Company Severance Pay Plan.
          (g) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.11 is intended (i) to amend any Buyer Benefit Plan, (ii) interfere with Buyer’s or the Surviving Entity’s right from and after the Closing Date to amend or terminate any Buyer Benefit Plan or (iii) interfere with Buyer’s or the Surviving Entity’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant.

          (h) Company and Company Bank shall cooperate in providing information reasonably requested by Buyer that is necessary for Buyer to prepare and distribute notices that Buyer may desire to provide prior to the Effective Time under the Worker Adjustment and Retraining Notification Act of 1988 (WARN Act).
          (i) Subject to the occurrence of the Effective Time, the tax-qualified employee stock ownership plan of the Company (the “ESOP”) shall be terminated immediately prior to and effective as of the Effective Time (all shares held by the ESOP shall be converted into the right to receive the Merger Consideration), a portion of the unallocated shares held by the ESOP will be sold and the proceeds of such sale applied to the repayment of all outstanding ESOP indebtedness, and the balance of the unallocated shares and any other assets remaining unallocated shall be allocated and distributed to ESOP participants (subject to the receipt of a favorable determination letter from the IRS), as provided for in the ESOP unless otherwise required by applicable law. Prior to the Effective Time, Company, and following the Effective Time, Buyer shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). Company and following the Effective Time, Buyer, will adopt such amendments to the ESOP as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Neither Company, nor following the Effective Time, Buyer shall make any distribution from the ESOP except as may be required by applicable law until receipt of such favorable determination letter. In the case of a conflict between the terms of this Section 5.11(i) and the terms of the ESOP, the terms of the ESOP shall control however, in the event of any such conflict, Company before the Merger, and Buyer after the Merger, shall use their best efforts to cause the ESOP to be amended to conform to the requirements of this Section 5.11(i).
          Section 5.12 Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect with respect to it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), Buyer and Company will supplement or amend their respective Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to the Buyer or Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or compliance by Buyer or Company with the respective covenants and agreements of such parties set forth herein.
          Section 5.13 Current Information. During the period from the date of this Agreement to the Effective Time, each of Company and Buyer will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of the other party and to report the general status of the ongoing operations of Company and its Subsidiaries and Buyer and its Subsidiaries, respectively. Without limiting the foregoing, Company and Buyer agree to provide to the other (i) a copy of each report filed by

Company or any of its Subsidiaries with a Governmental Authority within one (1) Business Day following the filing thereof, and (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty-five (25) days after the end of each month, prepared in accordance with Company’s and Buyer’s respective current financial reporting practices.
          Section 5.14 Board Packages. Company shall distribute a copy of any Company or Company Bank Board package, including the agenda and any draft minutes, to Buyer at the same time and in the same manner in which it distributes a copy of such package to the Board of Directors of Company or Company Bank, as the case may be; provided, however, that Company shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of Company or any other matter that Company’s Board of Directors has been advised of by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any law or regulation, or may result in a waiver of the Company’s attorney-client privilege.
          Section 5.15 Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by of Company and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall promptly reimburse Company for any reasonable out-of-pocket fees, expenses or charges that Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Informational Systems Conversion.
          Section 5.16 Access to Customers and Suppliers. From and after the date hereof, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to customers and suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of the Buyer. Any interaction between Buyer and Company’s customers and suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s customers and suppliers.
          Section 5.17 Environmental Assessments.
          (a) Company shall cooperate with and grant access to an environmental consulting firm selected by Buyer and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed), to any property set forth on Company Disclosure Schedule 3.28(a) for the purpose of conducting (i) Phase I Assessments (which also may include an evaluation of asbestos containing materials, lead based paint, lead in drinking water, mold and radon) and (ii) Phase II Assessments.
          (b) Each Environmental Assessment shall include an estimate by the environmental consulting firm preparing such Environmental Assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the “potential environmental condition(s)” or “recognized environmental condition(s)” or other conditions which are the subject of the Environmental Assessment.
          Section 5.18 Certain Litigation. In the event that any shareholder litigation related to this Agreement or the Merger and the other transactions contemplated by this Agreement is brought, or, to Company’s Knowledge, threatened, against Company and/or the members of the board of directors of Company prior to the Effective Time, Company shall give Buyer the opportunity to participate in the defense or settlement of such litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld). Company shall promptly notify Buyer of any such stockholder litigation brought, or threatened, against Company and/or members of the board of directors of Company and keep Buyer reasonably informed with respect to the status thereof.
          Section 5.19 Stock Exchange De-listing. Prior to the Closing Date, Company shall cooperate with Buyer and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq and the other exchanges on which the common stock of Company is listed to enable the de-listing by the Surviving Entity of the Company Common Stock from Nasdaq and the other exchanges on which the Company Common Stock is listed and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.
          Section 5.20 Director Resignations. Company shall use commercially reasonable efforts to cause to be delivered to Buyer resignations of all the directors of Company and its Subsidiaries to be effective as of the Effective Time.
          Section 5.21 Coordination of Dividends. After the date of this Agreement, each of Buyer and Company shall coordinate with the other the payment of dividends with respect to the Buyer Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock or any share of Buyer Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger.
          Section 5.22 Representation on Buyer Board.
          (a) Prior to the Closing, the Board of Directors of Buyer and the Board of Directors of Buyer Bank each shall increase by three (3) the number of directors constituting the entire Boards of Directors of Buyer and Buyer Bank, respectively, effective as of and contingent upon the occurrence of the Effective Time, and the Boards of Directors of Buyer and Buyer Bank

shall duly elect Thomas R. Venables and two other persons (selected by Buyer in its sole discretion from among the Company directors who would be eligible to serve an initial term and one additional three year term and the Company’s Chief Financial Officer) to fill such vacancies and thereby become directors of Buyer and Buyer Bank, effective as of and contingent upon the occurrence of the Effective Time. Mr. Venables and the two other individuals selected by Buyer (“Company Board Representatives”) shall be subject to Buyer’s customary background screening and evaluation procedures for potential directors.
          (b) One Company Board Representative shall be elected to serve on the Buyer Board of Directors for a term to expire at the 2010 annual meeting of shareholders and two Company Board Representatives shall be elected to serve on the Buyer Board of Directors for a term to expire at the 2011 annual meeting of shareholders.
          (c) Buyer and Buyer’s Board of Directors will use commercially reasonable efforts to cause each Company Board Representative to be nominated for election to at least one additional three-year term beyond the term to which such Company Board Representative is initially elected, so long as such Company Board Representative remains qualified under Buyer’s Corporate Governance Principles and is otherwise qualified to serve.
          Section 5.23 Coordination.
          (a) Company shall take any actions Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer Bank. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Company may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and Company Bank, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time.
          (b) Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer, (ii) Company shall use commercially reasonable efforts to cause Company Bank to divest itself of such investment securities and loans as are identified by Buyer in writing from time to time prior to the Closing Date, and (iii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger. Notwithstanding the foregoing, no such modifications, changes or divestitures of the type described in this Section 5.23(b) need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).
          (c) Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the

Sarbanes- Oxley Act of 2002, provided, however, that no such modifications, changes or divestitures need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).
          (d) No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 5.23 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.
          (e) Subject to Section 5.23(b), Buyer and Company shall cooperate (i) to minimize any potential adverse impact to the Buyer under FASB Statement No. 141R, and (ii) to maximize potential benefits to the Buyer and its Subsidiaries under Code Section 382 in connection with the Merger, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations.
          Section 5.24 Bank Merger. Buyer and Company agree to take all action necessary and appropriate, including causing the entering into of an appropriate Plan of Bank Merger, to cause Company Bank to merge with Buyer Bank in accordance with applicable laws and regulations and the terms of the Plan of Bank Merger at such time, if any, as determined by Buyer.
          Section 5.25 Transactional Expenses. The Company has provided in Company Disclosure Schedule 3.34 a reasonable good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “Company Expenses”). Company shall use its commercially reasonable efforts to cause the aggregate amount of all Company Expense to not to exceed the total expenses disclosed in Company Disclosure Schedule 3.34. Company shall promptly notify Buyer if or when it determines that it expects to exceed its budget. Company shall not incur investment banking fees in connection with the Merger other than those expressly provided for in the Engagement Letter.
          Section 5.26 ATM Cash Business Termination. Prior to the Effective Time, Company agrees to complete the liquidation and dissolution of Creative Strategic Solutions, Inc. and any other inactive direct or indirect Subsidiary or Company as may be requested by Buyer. Promptly following receipt of the Requisite Company Shareholder Approval, Company Bank shall provide written notice of its intent to discontinue all ATM servicing activities performed by Company Bank.
          Section 5.27 Section 16. Prior to the Effective Time, Buyer shall, as applicable, take all such steps as may be required to cause any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act. Company agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 5.27.

ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
          Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:
          (a) Shareholder Votes. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Shareholder Approval at the Company Meeting and the Requisite Buyer Shareholder Approval at the Buyer Meeting.
          (b) Regulatory Approvals; No Burdensome Condition. All consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. None of such regulatory approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.
          (c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
          (d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.
          (e) Tax Opinions Relating to the Merger. Company and Buyer, respectively, shall have received opinions from Foley Hoag LLP and Hogan & Hartson LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Company and Buyer to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Foley Hoag LLP and Hogan & Hartson LLP may require and rely upon representations contained in certificates of officers of each of Company and Buyer.
          Section 6.02 Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 4.01. Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.
          (b) Performance of Obligations of Buyer and Merger Sub. Each of Buyer and Merger Sub shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer and Merger Sub by the Chief Executive Officer and the Chief Financial Officer of Buyer and a qualified officer of Merger Sub to such effect.
          (c) Other Actions. Buyer and Merger Sub shall have furnished Company with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as Company may reasonably request.
          Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer and Merger Sub to consummate the Merger also are subject to the fulfillment or written waiver by Buyer and Merger Sub prior to the Closing Date of each of the following conditions:
          (a) Company Common Stock. Notwithstanding the standard set forth in Section 3.01, the number of shares of Company Common Stock outstanding as of the Closing Date of this Agreement shall not exceed 7,842,015, except to the extent increased as a result of the exercise, after the date of this Agreement, of one or more stock options listed on the Company Disclosure Schedule, provided such options are exercised in accordance with the terms existing as of the date of this Agreement and disclosed on the Company Disclosure Schedule.
          (b) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 3.01. Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer of Company to such effect.
          (c) Performance of Obligations of Company. Company shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer and Merger Sub shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Financial Officer and Chief Operating Officer of Company to such effect.
          (d) Other Actions. Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as Buyer and Merger Sub may reasonably request.
          Section 6.04 Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.
ARTICLE VII
TERMINATION
          Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and Company if the Board of Directors of Buyer and the Board of Directors of Company each so determines by vote of a majority of the members of its entire Board.
          (b) No Regulatory Approval. By Buyer or Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.
          (c) No Shareholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Section 5.04(a)), if the Requisite Company Shareholder Approval or the Requisite Buyer Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
          (d) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party (subject to the standard set forth in Sections 3.01 and 4.01, respectively), which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing.
          (e) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing.
          (f) Delay. By either Buyer or Company if the Merger shall not have been consummated on or before April 30, 2009 (the “Termination Date”), unless the failure of the

Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.
          (g) Superior Proposal. By Company if at any time after the date of this Agreement and prior to obtaining the Requisite Company Shareholder Approval, Company receives an Acquisition Proposal; provided, however, that Company shall not terminate this Agreement pursuant to the foregoing clause unless:
          (i) Company shall have complied in all material respects with Section 5.09 of this Agreement, including the conclusion by the Board of Directors of Company in good faith that such Acquisition Proposal is a Superior Proposal;
          (ii) Company concurrently pays the Termination Fee payable pursuant to Section 7.02; and
          (iii) the Board of Directors of Company concurrently approves, and Company concurrently enters into, a definitive agreement with respect to such Superior Proposal.
          (h) Failure to Recommend; Third-Party Acquisition Transaction; Etc. At any time prior to the Company Meeting, by Buyer if (i) Company shall have materially breached its obligations under Section 5.09, (ii) the Board of Directors of Company shall have failed to make its recommendation referred to in Section 5.04(a) or withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer, whether or not permitted by Section 5.09, (iii) the Board of Directors of Company shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary or Affiliate of Buyer, whether or not permitted by Section 5.09, or (iv) Company shall have materially breached its obligations under Section 5.04(a) by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 5.04(a).
          Section 7.02 Termination Fee; Reimbursement.
          (a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to $4,500,000 (the “Termination Fee”)
          (i) in the event Company terminates this Agreement pursuant to Section 7.01(g), in which case Company shall pay the Termination Fee at or prior to the time of such termination, and
          (ii) in the event Buyer terminates this Agreement pursuant to Section 7.01(h), in which case Company shall pay the Termination Fee as promptly as practicable (but in any event within three (3) Business Days).
          (b) In the event that (A) (i) an Acquisition Proposal, whether or not conditional, shall have been publicly announced after the date hereof (or any Person shall have, after the date hereof, publicly announced an intention, whether or not conditional, to make an Acquisition

Proposal) or (ii) the Board of Directors of Company has made a Change in Recommendation (or publicly proposed to make a Change in Recommendation), prior to or on the date of the Company Meeting (including any adjournment or postponement at which the vote on the Merger is held), (B) this Agreement is thereafter terminated by either Buyer or Company pursuant to Section 7.01(c) or Section 7.01(f) or by Buyer pursuant to Section 7.01(d) or Section 7.01(e) as a result of Company’s willful breach of any of its representations, warranties or covenants hereunder, and (C) within 12 months following the date of such termination, Company enters into a definitive agreement with respect to any Acquisition Transaction, or Company consummates any Acquisition Transaction (whether or not such Acquisition Transaction resulted from or was related to the Acquisition Proposal referred to in the foregoing clause (A)(i), if applicable), then Company shall pay Buyer the Termination Fee, less the Buyer Reimbursement Amount, which amount shall be payable by wire transfer of immediately available funds on or prior to the earlier of Company entering into a definitive agreement for or consummating such Acquisition Transaction.
          (c) In the event that this Agreement is terminated by Buyer under the provisions referred to in clause (B) of Section 7.02(b) and a circumstance referred to in clause (A)(i) or (A)(ii) of Section 7.02(b) shall have occurred prior to such termination but the Termination Fee has not been paid and is not payable because the circumstances referred to in clause (C) of Section 7.02(b) shall not have occurred, then Company shall pay at Buyer’s direction as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor up to $750,000 of Buyer’s and its Subsidiaries reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Buyer and its Subsidiaries prior to the termination of this Agreement proximately in connection with the negotiation, execution, delivery and performance of this Agreement by Buyer and Buyer Bank (the “Buyer Reimbursement Amount”).
          (d) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Company for such amounts, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (x) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with such suit.
          (e) Exclusivity of Remedy. Notwithstanding anything to the contrary set forth in this Agreement, if the Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee, neither the Company nor Company Bank (or any successor in interest of Company or Company Bank) will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement.
          Section 7.03 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder other than as set forth in Section 7.02, provided however that except as set forth in Section 7.02(e), termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.
ARTICLE VIII
DEFINITIONS
          Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:
     “Acquisition Proposal” means any proposal or offer after the date hereof with respect to any Acquisition Transaction or any public announcement by any Person (which shall include any regulatory application or notice) of a proposal, plan or intention with respect to any Acquisition Transaction.
     “Acquisition Transaction” means any of the following (other than the transactions contemplated hereby) involving Company: (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Company in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act if 1933, as amended, in connection therewith.
     “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
     “Articles of Merger” has the meaning set forth in Section 1.04(a).
     “Assumption Election” has the meaning set forth in Section 2.06(b).
     “Average Closing Price” has the meaning set forth in Section 2.03.
     “Bank Merger” has the meaning set forth in the recitals.
     “Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
     “BOLI” has the meaning set forth in Section 3.30(b).
     “Burdensome Conditions” has the meaning set forth in Section 5.06(a).

     “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.
     “Buyer” has the meaning set forth in the preamble to this Agreement.
     “Buyer 2007 Form 10-K” has the meaning set forth in Section 4.05(a).
     “Buyer Bank” has the meaning set forth in the preamble to this Agreement.
     “Buyer Benefit Plans” has the meaning set forth in Section 4.12(a).
     “Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.
     “Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Company on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V.
     “Buyer Meeting” has the meaning set forth in Section 5.04(b).
     “Buyer Reimbursement Amount” has the meaning set forth in Section 7.02(c).
     “Buyer SEC Documents” has the meaning set forth in Section 4.05(a).
     “Certificate” means any certificate which immediately prior to the Effective Time represents shares of Company Common Stock.
     “Change in Recommendation” has the meaning set forth in Section 5.04(a).
     “Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
     “Company” has the meaning set forth in the preamble to this Agreement.
     “Company 2007 Form 10-K” has the meaning set forth in Section 3.08(a).
     “Company Balance Sheet” has the meaning set forth in Section 3.08(a).
     “Company Balance Sheet Date” has the meaning set forth in Section 3.08(a).
     “Company Bank” has the meaning set forth in the preamble to this Agreement.
     “Company Benefit Plans” has the meaning set forth in Section 3.14(a).

     “Company Common Stock” means the common stock, no par value per share, of Company.
     “Company Disclosure Schedule” means the disclosure schedule delivered by Company to Buyer on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V.
     “Company Employees” has the meaning set forth in Section 3.14(a).
     “Company Equity Plan” has the meaning set forth in Section 2.06.
     “Company Expenses” has the meaning set forth in Section 5.25.
     “Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.
     “Company Loan Property” has the meaning set forth in Section 3.16(a).
     “Company Meeting” has the meaning set forth in Section 5.04(a).
     “Company Pension Plan” has the meaning set forth in Section 3.14(b).
     “Company SEC Documents” has the meaning set forth in Section 3.08(a).
     “Company Severance Pay Plan” has the meaning set forth in Section 3.14(g).
     “D&O Insurance” has the meaning set forth in Section 5.10(c).
     “Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
     “Effective Time” has the meaning set forth in Section 1.04(a).
     “Environmental Assessment” has the meaning set forth in Section 3.16(a).
     “Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
     “Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning set forth in Section 3.14(c).
     “Exchange Act” has the meaning set forth in Section 3.08(a).
     “Exchange Agent” means such exchange agent as may be designated by Buyer and reasonably acceptable to Company to act as agent for purposes of conducting the exchange procedures described in Section 2.04 (which shall be Buyer’s transfer agent).
     “Exchange Fund” has the meaning set forth in Section 2.05(a).
     “Exchange Ratio” has the meaning set forth in Section 2.01(c).
     “Executive Officer” means each officer of Company who files reports with the SEC pursuant to Section 16(a) of the Exchange Act.
     “FDIA” has the meaning set forth in Section 3.25.
     “Fair Housing Act” means the Fair Housing Act, as amended.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “FHLB” means the Federal Home Loan Bank of Boston.
     “FRB” means the Federal Reserve Bank of Boston.
     “GAAP” means accounting principles generally accepted in the United States of America.
     “Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.
     “Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances,

hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.
     “Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
     “Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).
     “Informational Systems Conversion” has the meaning set forth in Section 5.15.
     “Insurance Policies” has the meaning set forth in Section 3.30(a).
     “Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
     “IRS” means the Internal Revenue Service.
     “Knowledge” of any Person (including references to such Person being aware of a particular matter) as used with respect to Company and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the officers of Company and/or Company Bank listed on Schedule 8.01(a) hereto and the directors of Company and Company Bank, and as used with respect to Buyer and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the officers of Buyer listed on Schedule 8.01(b) hereto and the directors of Buyer. Without limiting the scope of the immediately preceding sentence, the term “Knowledge” includes any fact, matter or circumstance set forth in any written notice received by Company from any Governmental Authority.
     “Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority that is applicable to the referenced Person.
     “Leases” has the meaning set forth in Section 3.28(b).
     “Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

     “Loans” has the meaning set forth in Section 3.21(a).
     “Material Adverse Effect” means (a) with respect to any Person, any effect that is material and adverse to the financial position, results of operations or business of such Person and its Subsidiaries, taken as a whole, or which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (iii) any modifications or changes to Company valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and with Buyer’s prior written consent, (iv) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting Company or Buyer, including, but not limited to, changes in levels of interest rates generally, (v) the effects of compliance with this Agreement on the operating performance of Company or Buyer, including the expenses incurred by Company or Buyer in consummation of the transactions contemplated by this agreement, (vi) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement.
     “Material Contracts” has the meaning set forth in Section 3.12(a).
     “Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).
     “Merger” has the meaning set forth in the recitals.
     “Merger Consideration” has the meaning set forth in Section 2.01(c).
     “Merger Sub” has the meaning set forth in the preamble to this Agreement.
     “Merger Sub Common Stock” means the common stock, $0.01 par value per share, of Merger Sub.
     “Nasdaq” has the meaning set forth in Section 2.03.
     “New Certificates” has the meaning set forth in Section 2.04(a).
     “Notice Period” has the meaning set forth in Section 5.09(d).
     “Options” has the meaning set forth in Section 2.06.
     “OREO” has the meaning set forth in Section 3.21(a).
     “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

     “Phase I Assessment” has the meaning set forth in Section 3.16(a).
     “Phase II Assessment” has the meaning set forth in Section 3.16(a).
     “Plan of Bank Merger” means the agreement and plan of merger to be entered into between Buyer Bank and Company Bank providing for the merger of Company Bank and Buyer Bank.
     “Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of Buyer Common Stock and Company Common Stock in connection with the solicitation of their approval of this Agreement.
     “Registration Statement” has the meaning set forth in Section 4.09.
     “Requisite Buyer Shareholder Approval” has the meaning set forth in Section 4.04.
     “Requisite Company Shareholder Approval” has the meaning set forth in Section 3.06.
     “Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
     “Sarbanes-Oxley” has the meaning set forth in Section 3.08(b).
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” has the meaning set forth in Section 3.08(a).
     “Settlement Agreement” has the meaning set forth in the recitals.
     “Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
     “Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Company subsidiary means, unless the context otherwise requires, any current or former Subsidiary of Company.
     “Superior Proposal” means any bona fide written Acquisition Proposal with respect to more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of Company that is (a) on terms which the Board of Directors of Company determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Company’s shareholders than the transactions contemplated hereby, (b) that constitutes a transaction that, in the good faith judgment of the Board of Directors of Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (c) for which financing, to the extent required, is then committed pursuant to a written commitment letter.
     “Surviving Entity” has the meaning set forth in Section 1.01.
     “Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
     “Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.
     “Termination Date” has the meaning set forth in Section 7.01(f).
     “Termination Fee” has the meaning set forth in Section 7.02(a).
     “USA Patriot Act” means the USA Patriot Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
     “Voting Agreement” has the meaning set forth in the recitals.
ARTICLE IX
MISCELLANEOUS
          Section 9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 4.08(b), 6.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination. Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.
          Section 9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Buyer Meeting and the Company Meeting no amendment shall be made which by law requires further approval by the shareholders of Buyer or Company without obtaining such approval.

          Section 9.03 Governing Law.
          (a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.03.
          Section 9.04 Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.
          Section 9.05 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Buyer:
Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370
Attention:     Edward H. Seksay, General Counsel
Fax:      (781) 982-6130
With a copy (which shall not constitute notice) to:
Hogan & Hartson LLP
555 Thirteenth Street, NW
Washington, DC 20004
Attention:     Richard A. Schaberg, Esq.
Fax:      (202) 637-5910
If to Company:
Benjamin Franklin Bancorp, Inc.
58 Main Street
P.O. Box 309
Franklin, Massachusetts 02038
Attention:     Thomas R. Venables, President and Chief Executive Officer
Fax:      (508) 520-8364
With a copy (which shall not constitute notice) to:
Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, MA 02210
Attention:     Carol Hempfling Pratt
Fax:     (617) 832-7000
          Section 9.06 Entire Understanding; No Third Party Beneficiaries. This Agreement and the Voting Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement and the Voting Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
          Section 9.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
          Section 9.08 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
          Section 9.09 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
          Section 9.11 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Buyer may at any time modify the structure of the acquisition of Company set forth herein provided that (a) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (b) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities or otherwise materially delay consummation of the transactions contemplated hereby, and (c) such modification will not adversely affect the tax treatment of the Company’s stockholders as a result of receiving the Merger Consideration.
          Section 9.12 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson
Name:	Christopher Oddleifson
Title:	President and Chief Executive Officer

INDEPENDENT ACQUISITION SUBSIDIARY, INC.

By: Name:	/s/ Christopher Oddleifson Christopher Oddleifson
Title:	President and Chief Executive Officer

ROCKLAND TRUST COMPANY

By:	/s/ Christopher Oddleifson
Name:	Christopher Oddleifson
Title:	President and Chief Executive Officer

BENJAMIN FRANKLIN BANCORP, INC.

By:	/s/ Thomas R. Venables
Name:	Thomas R. Venables
Title:	President and Chief Executive Officer

BENJAMIN FRANKLIN BANK

By: Name:	/s/ Thomas R. Venables Thomas R. Venables
Title:	President and Chief Executive Officer
[Signature Page of Agreement and Plan of Merger]

EXHIBIT A
VOTING AGREEMENT
     This VOTING AGREEMENT (this “Agreement”) is dated as of November ___, 2008, by and between the undersigned holder (“Shareholder”) of Company Common Stock, par value $0.01 per share, of Brady Bancorp., a Massachusetts corporation (“Company”), and Independent Bank Corp., a Massachusetts corporation (“Buyer”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
     WHEREAS, concurrently with the execution of this Agreement, Buyer, Rockland Trust Company, a Massachusetts-chartered trust company, Company and Brady Savings Bank, a Massachusetts-chartered savings bank, are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Company shall merge with and into Buyer and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;
     WHEREAS, Shareholder beneficially owns and has sole or shared voting power with respect to the number of shares of Company Common Stock identified on Exhibit A hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to as the “Shares”), and holds stock options or other rights to acquire the number of shares of Company Common Stock identified on Exhibit A hereto; and
     WHEREAS, it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
     NOW, THEREFORE, in consideration of, and as a condition to, Buyer entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, Shareholder and Buyer agree as follows:
     Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Company, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:
(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company

1

contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement.
     Section 2. No Transfers While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, and (d) such transfers as Buyer may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
     Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Buyer as follows:
(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)	Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares and options set forth on Exhibit A hereto, and the Shares and options are so owned free and clear of any liens, security interests,

2

charges or other encumbrances except as otherwise described on Exhibit A hereto. Shareholder does not own, of record or beneficially, any shares of capital stock of Company other than the Shares (other than shares of capital stock subject to stock options over which Shareholder will have no voting rights until the exercise of such stock options). The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity and no representation by Shareholder is made thereby pursuant to the terms hereof. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.
     Section 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Company, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Company taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.
     Section 5. No Solicitation. Except as otherwise expressly permitted under Section 5.09 of the Merger Agreement, from and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Company, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Company or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d)

3

of the Exchange Act) with respect to any voting securities of Company that takes any action in support of an Acquisition Proposal.
     Section 6. Specific Performance; Remedies; Attorneys Fees. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.
     Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated in the event that the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.
     Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
     Section 10. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
     Section 11. Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Company, and no covenant

4

contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of Company.
     Section 12. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.
(remainder of page intentionally left blank)

5

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Independent Bank Corp.

By:	/s/ Christopher Oddleifson

Name:	Christopher Oddleifson
Title:	President

SHAREHOLDER

Name:

A-6

EXHIBIT A

Shareholder	Shares	Options

A-7

EXHIBIT B
FORM OF SETTLEMENT AGREEMENT
     This Settlement Agreement (the “Agreement”) is entered into as of November ___, 2008 by and among                                         (the “Executive”), Independent Bank Corp. and Rockland Trust Company (collectively, the “Buyer”), Benjamin Franklin Bancorp, Inc. (the “Seller”) and Benjamin Franklin Bank (the “Seller Bank”).
WITNESSETH:
     WHEREAS, Buyer, Seller and Seller Bank are entering into an Agreement and Plan of Merger, dated as of November ___, 2008 (the “Merger Agreement”); and
     WHEREAS, the Buyer, Seller, Seller Bank and the Executive desire to enter into this Agreement, which shall terminate the Amended and Restated Employment Agreement by and among Seller, the Seller Bank and the Executive dated March 26, 2008, (the “Employment Agreement”) effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments under the Employment Agreement, the Executive shall be entitled to the rights and payments set forth herein;
     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Buyer, Seller, and the Seller Bank agree as follows:
     1. Employment Agreement.
          1.1. On the Closing Date, provided (i) the Executive is still employed by Seller Bank immediately prior to the Effective Time of the Merger and (ii) the Executive has not revoked the release contained in Section 3 hereof, Seller Bank shall make an irrevocable lump sum contribution to the SERP Trust (as defined in Section 4) in an amount equal to the total of:
(a)	$ ;

(b)	a pro rata bonus for the year 2009 equal to $ times the percentage of the calendar year 2009 during which Executive is employed by Seller or Seller Bank;

(c)	six months of interest on (a) and (b) above at the Seller Bank’s prime rate in effect immediately prior to the Effective Time of the Merger; and

(d)	a Gross-Up Payment pursuant to Section 13.1 of the Employment Agreement and as calculated in the manner set forth at pages 1 and 2 of Schedule 3.14(i) to the Merger Agreement, provided however that the amount shown on this Schedule 3.14(i) shall be adjusted pursuant to Section 1.3 below;

all less applicable tax withholdings (the total of such sum, the “Employment Agreement Amount”).
The parties hereby agree that the Employment Agreement Amount as determined in the manner provided under this Section 1.1 is final and binding on all parties and shall not be subject to further adjustment, except with respect to any adjustment to the Gross-Up Payment required pursuant to Section 1.3 below, and that the Employment Agreement Amount shall not be paid until the waiting period described in Section 1.2 below has passed. In consideration of the contribution of the Employment Agreement Amount to the SERP Trust, and the other provisions of this Agreement, including but not limited to the obligations of Buyer pursuant to Section 1.3 below, Executive, Buyer, Seller and Seller Bank hereby agree that the Employment Agreement shall terminate without any further action of any of the parties hereto, effective immediately prior to the Effective Time of the Merger. The Executive agrees that the Employment Agreement Amount, together with satisfaction of the obligations set forth in this Agreement, shall be in complete satisfaction of all rights to payments or benefits under the Employment Agreement or any other severance program except as otherwise set forth in this Agreement. Seller and Seller Bank agree to accrue the amounts payable under this Section 1.1 on their financial statements as of the Closing Date as reasonably directed by Buyer.
          1.2. Executive acknowledges that the Employment Agreement Amount may be deemed to be “deferred compensation” and that Executive is a “specified employee” within the meaning of Section 409A of the Code, and therefore payment of the Employment Agreement Amount shall be made by the SERP Trust to Executive on the date that is six months after the date of Separation of Service. For purposes of this Section 1.2, Separation of Service shall mean any termination of employment with the Seller, Seller Bank or any successor by Merger pursuant to which the aggregate level of services provided by the Executive to such entity (whether as an employee, director or a consultant) is permanently reduced to a level of services that is 49% or less than the level of services provided in the immediately preceding 12 months. Executive acknowledges that Executive’s employment with the Seller and/or Seller Bank will be terminated in connection with the Merger, effective immediately prior to the Effective Time of the Merger, and that such termination will be a Separation from Service.
          1.3. Buyer, Seller, Seller Bank and the Executive understand and agree that the amount of the Gross-Up Payment shown on Schedule 3.14(i) of the Merger Agreement is subject to change based upon one or more of the following: (i) a change in the amount of the pro rata bonus paid for the year 2009 based on a change in closing date of the Merger; (ii) a change in the value of option acceleration and restricted stock acceleration based upon a change in closing date, interest rate, volatility, or share price; (iii) a change in the interest rate used to calculate the interest payable for the six month delay of payments required pursuant to Section 409A of the Code; or (iv) a change in the tax rates in effect for the calendar year in which the Excise Tax is payable. The amount of the Gross-Up payment shall be recalculated with respect to items (i) through (iv) above as applicable in order to determine the amount of the Gross-Up Payment (the “Initial Gross-Up Payment”) to be included in the lump sum payment to be made to the SERP

2

Trust pursuant to Section 1.1 above. In addition, to the extent that there is any change described in (iv) above during the six month period following the Effective Date of the Merger, a further recalculation of the Gross-Up Payment shall be made by Tax Counsel (as defined in the Employment Agreement) (the resulting amount, the “Adjusted Gross-Up Payment”), and (A) if the Adjusted Gross-Up Payment is more than the Initial Gross-Up Payment, an amount equal to the difference shall be paid by Buyer to the Executive, and (B) if the Adjusted Gross-Up Payment is less than the Initial Gross-Up Payment, an amount equal to the difference shall be paid by the Executive to Buyer. Any such payment of the difference between the Initial Gross-Up Payment and the Adjusted Gross-Up Payment shall be paid within thirty (30) days of the date of payment of the Employment Agreement Amount by the SERP Trust to the Executive. Notwithstanding the above, nothing herein is intended to release Buyer from the obligations of Section 13 of the Employment Agreement (and following the Effective Time of the Merger, all references to Holding Company in such Section 13 shall be deemed to refer to Buyer, except that references to Holding Company with respect to “compensation made or provided to the Executive by the Holding Company” shall be deemed to refer to “Holding Company” and/or Buyer”).
     2. Fringe Benefits. Buyer agrees to provide the Executive with continued health and dental insurance coverage pursuant to the policies currently offered by Seller Bank (or comparable policies offered to similarly-situated employees of Buyer) during the period of thirty-six (36) calendar months following the Effective Time, subject to the terms and conditions of such policies, with the Executive responsible for paying the same share of any premiums, copayments or deductibles as he was paying as an employee immediately prior to the Effective Time of the Merger, except as set forth below in this Section 2. Such insurance coverage shall include any dependents of the Executive who are covered as of the Effective Time of the Merger. In the event the Executive’s participation in any such plan is barred, Buyer shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have received under such plan from which his continued participation is barred or provide their economic equivalent.
     3. Releases. Upon payment of the Employment Agreement Amount, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge Buyer, Seller and Seller Bank, their respective affiliates and successors and the current and former directors, officers, employees and agents of each of them (any and all of which are referred to below as the “Releasees”) from any obligation under the Employment Agreement, except for: (i) the obligations of Buyer pursuant to Section 1.3 above; (ii) the obligations of Buyer to provide benefits pursuant to Section 2 above which shall continue for the period specified therein; and (iii) the obligations of Buyer to indemnify Executive pursuant to Sections 13 and 16.1 of the Employment Agreement; provided that with respect to each such sections, all obligations of Holding Company shall be deemed to be obligations of Buyer. This Agreement shall not release Buyer, Seller or Seller Bank, as applicable, from any of the following: (a) obligations to pay to the Executive wages and make payments for accrued but unused vacation earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Executive’s vested benefits under the tax-qualified plans of Seller or

3

Seller Bank; (c) the SERP funding pursuant to Section 4 below; (d) the payment of the Merger Consideration with respect to the Executive’s common stock of Seller or payments with respect to Seller stock options as contemplated by the Merger Agreement; or (e) the obligations of Buyer under the indemnity provisions of Section 5.10 of the Merger Agreement.
     4. SERP Funding. On the Closing Date, Seller Bank shall make an irrevocable contribution to the trust (the “SERP Trust”) to be established pursuant to Section 2.3 of the Amended and Restated Supplemental Executive Retirement Agreement between Executive and Seller Bank dated as of March 26, 2008 (the “SERP”) in an amount equal to $[                                        ], plus (i) six months interest thereon at the interest rate in effect under Section 417(e) of the Code as of the Effective Time of the Merger, and (ii) the amount of $                     for fees and expenses related to the SERP Trust pursuant to Section 2.3 of the SERP (the “SERP Amount”). The parties hereby agree that the SERP Amount, as described above, is final and binding on all parties and shall not be subject to further adjustment. After the contribution of the SERP Amount to the SERP Trust, Executive agrees that none of Buyer, Seller, Seller Bank or any affiliate or subsidiary of any of these shall have any obligation to make any contributions or payments of any kind related to the SERP, the SERP Trust or any other non-qualified benefit plan maintained for the Executive including any Benefit Restoration Plan. Payments to the Executive from the SERP Trust shall be made by the trustee of the SERP Trust on the date that is six months after the date of Separation of Service.
     5. Protective Covenants: Non-Competition and Non-Solicitation. The Executive agrees that during the one-year period following the Closing Date (the “Noncompetition Period”), the Executive will not, directly or indirectly, (i) become a director, officer, employee, principal, agent, consultant or independent contractor (collectively referred to herein as “being employed by”) of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in any city or town in which Seller or Seller Bank maintain an office (a “Competing Business”), provided, however, that this provision shall not prohibit the Executive from (x) owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded and (y) being employed by a Competing Business outside of such cities and towns so long as the Executive is in compliance with the provisions of the remainder of this Section 5. During the Noncompetition Period, the Executive will not, directly or indirectly, (i) solicit or encourage any person who was employed by Buyer, Seller or Seller Bank (each, an “Applicable Bank”) on the date of termination of the Executive’s employment to leave his or her employment at any Applicable Bank, or (ii) encourage or assist any person with whom the Executive has an employment or consulting or other similar relationship in identifying, recruiting or soliciting any commercial loan officer or relationship manager who was employed by any Applicable Bank on the date of termination of the Executive’s employment (“Termination Date”), or (iii) assist such person in formulating an employment package for such officer or manager to the extent such assistance involves the use of Confidential Information. For purposes of this Section 5, Confidential Information includes, without limitation, financial information, business plans, prospects and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of business or facilities) which have been

4

discussed or considered by the management of the Seller or Seller Bank but does not include any information which has become part of the public domain by means other than the Executive’s nonobservance of the Executive’s obligations hereunder. The provisions of this Section 5 shall not be construed to prohibit any person who employs the Executive as an employee or consultant from advertising generally for employees in the markets served by any Applicable Bank or from hiring any candidate, whether or not such person was employed by an Applicable Bank, so long as the Executive does not breach the covenants set forth in this Section 5. During the Noncompetition Period, the Executive will not, directly or indirectly, solicit or encourage or assist others to solicit any business from any person or entity which, together with its affiliates, had commercial loans outstanding from an Applicable Bank which in the aggregate amounted to $1,000,000 or more at any time within the six-month period prior to the Termination Date (“Commercial Loan Customers”). This Section 5 shall not be construed to prohibit any of the Executive’s future employers from making general public announcements to the effect that the Executive has become affiliated with such new employer or holding receptions to introduce the Executive to persons other than Commercial Loan Customers. The Executive agrees to inform any potential new employer of the covenant set forth in this Section 5 prior to accepting employment during the Noncompetition Period. The Executive agrees that the restrictions of this Section 5 are reasonable in scope and duration and that, in the event of breach of this Section 5, Buyer shall be entitled to terminate the payments made pursuant to this Section 5 and seek a temporary restraining order and an injunction restraining Executive from breaching such covenants. The Executive shall be paid an aggregate amount of $[                                        ] payable in equal monthly installments in arrears, less any applicable tax withholdings, if any, in consideration for the restrictions imposed by this Section 5.
     6. General.
          (a) Heirs, Successors and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.
          (b) Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.
          (c) Withholdings. Seller, Seller Bank and Buyer may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.
          (d) Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws. ‘
          (e) Defined Terms. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.’

5

          (f) Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.
          (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     7. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.
[Signature page follows]

6

     IN WITNESS WHEREOF, Buyer, Seller and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

Name:	Name:

ATTEST:	INDEPENDENT BANK CORP.

By:

Name:	Name:

Title:

ATTEST:	ROCKLAND TRUST COMPANY

By:

Name:	Name:
Title:

ATTEST:	BENJAMIN FRANKLIN BANCORP, INC.

By:

Name:	Name:
Title:

ATTEST:	BENJAMIN FRANKLIN BANK

By:

Name:	Name:
Title:

7

EXHIBIT C
FORM OF SETTLEMENT AGREEMENT FOR CHANGE IN CONTROL
     This Settlement Agreement (the “Agreement”) is entered into as of November ___, 2008 by and among                      (the “Executive”), Independent Bank Corp. and Rockland Trust Company (collectively, the “Buyer”), Benjamin Franklin Bancorp, Inc. (the “Seller”) and Benjamin Franklin Bank (the “Seller Bank”).
WITNESSETH:
     WHEREAS, Buyer, Seller and Seller Bank are entering into an Agreement and Plan of Merger, dated as of November ___, 2008 (the “Merger Agreement”); and
     WHEREAS, the Buyer, Seller, Seller Bank and the Executive desire to enter into this Agreement, which shall terminate the Amended and Restated Change of Control Agreement by and among Seller, the Seller Bank and the Executive dated March 26, 2008, (the “Change in Control Agreement”) as of the Effective Time of the Merger, and in lieu of any rights and payments under the Change in Control Agreement, the Executive shall be entitled to the rights and payments set forth herein;
     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Buyer, Seller, and the Seller Bank agree as follows:
     1. Agreement Amount. On the Closing Date, provided (i) the Executive is still employed by Seller Bank immediately prior to the Effective Time of the Merger and (ii) the Executive has not revoked the release contained in Section 3 hereof, Seller Bank shall pay to the Executive a lump sum equal to $                    , less applicable tax withholdings (the “Agreement Amount”). The parties hereby agree that the Agreement Amount is final and binding on all parties, except to the extent that reduction is required pursuant to Section 4. In consideration of such payment and the other provisions of this Agreement, the Executive, Buyer, Seller and Seller Bank hereby agree that the Change in Control Agreement shall be terminated without any further action of any of the parties hereto, effective immediately prior to the Effective Time of the Merger. The Executive agrees that the above Agreement Amount shall be in complete satisfaction of all rights to payments or benefits under the Change in Control Agreement or any other severance program except as otherwise set forth in this Agreement. Executive acknowledges that Executive’s employment with the Seller and/or Seller Bank will be terminated in connection with the Merger.
     2. Fringe Benefits. Buyer agrees to provide the Executive with continued health and dental insurance coverage pursuant to the policies currently offered by Seller Bank (or comparable policies offered to similarly-situated employees of Buyer) during the period of [twenty-four (24)/twelve (12)] calendar months following the Effective Time of the Merger, subject to the terms and conditions of such policies, with the Executive responsible for paying the same share of any premiums, copayments or deductibles as he was paying as an employee immediately prior to the Effective Time of the Merger, except as set forth below in this Section 2. Such insurance coverage shall include any dependents of the Executive who are covered as of the Effective Time of the Merger. In the event the Executive’s participation in any such plan is barred, Buyer shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have received under such plan from which his continued participation is barred or provide their economic equivalent. In addition, notwithstanding the foregoing, if the provision of any of the benefits covered by this Section 2 would trigger the 20% tax and interest penalties under Section 409A of the Code, then the benefit(s) that would trigger such tax and interest penalties shall not be provided (collectively, the “Excluded Benefits”), and in lieu of the Excluded Benefits Buyer shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the economic equivalent of such Excluded Benefits.
     3. Releases. Upon payment of the Agreement Amount, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge Buyer, Seller and Seller Bank, their respective affiliates and successors and the current and former directors, officers, employees and agents of each of them (any and all of which are referred to below as the “Releasees”) from any obligation under the Change in Control Agreement (other than the obligations of Buyer to provide benefits pursuant to Section 2 above which shall continue for the period specified therein). This Agreement shall not release Buyer, Seller or Seller Bank, as applicable, from any of the following: (a) obligations to pay to the Executive wages and make payment for accrued but unused vacation earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Executive’s vested benefits under the tax-qualified plans of Seller or Seller Bank; (c) the payment of the Merger Consideration with respect to the Executive’s common stock of Seller or payments or the obligation to provide substitute options with respect to Seller stock options as contemplated by the Merger Agreement, or (d) the obligations of Buyer, if any, under the indemnity provisions of the Merger Agreement.
     4. Section 280G Cut-Back. Notwithstanding anything in this Agreement to the contrary, in no event shall any payments be made or benefits provided under this Agreement, when combined with all other payments and benefits to the Executive, be allowed to render any such payment or benefit nondeductible under Section 280G of the Code or to trigger an excise tax under Section 4999 of the Code. In such event, the payments and/or benefits to be provided under this Agreement shall be reduced, but not below zero, such that the aggregate benefits to be provided to the Executive do not exceed 2.99 multiplied by the Executive’s “base amount” (as such term is defined in Section 280G of the Code). If any reduction is to be made under this Section 4, the Executive may specify by written notice which payments and benefits shall be reduced (i.e., the Executive may elect whether to have reductions made from either the Agreement Amount or Section 2 hereof).

2

     5. General.
     (a) Heirs, Successors and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.
     (b) Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.
     (c) Withholdings. Seller, Seller Bank and Buyer may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.
     (d) Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.
     (e) Defined Terms. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.
     (f) Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.
     (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     5. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.
[Signature page follows]

3

     IN WITNESS WHEREOF, Buyer, Seller and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

Name:	Name:

ATTEST:	INDEPENDENT BANK CORP.

By:

Name:	Name:

Title:

ATTEST:	ROCKLAND TRUST COMPANY

By:

Name:	Name:
Title:

ATTEST:	BENJAMIN FRANKLIN BANCORP, INC.

By:

Name:	Name:
Title:

ATTEST:	BENJAMIN FRANKLIN BANK

By:

Name:	Name:
Title:

4